SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of the earliest event reported): September 19, 2007

Valeant Pharmaceuticals International
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	1-11397 (Commission File Number)	33-0628076 (I.R.S Employer Identification No.)
One Enterprise
Aliso Viejo, California 92656
(Address of principal executive offices) (Zip Code)
(949) 461-6000
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.02. Termination of a Material Definitive Agreement.
SIGNATURES

Item 1.02. Termination of a Material Definitive Agreement.
     As previously disclosed, based on results of a 24-month oral carcinogenicity study in mice and rats, Schering Corporation (“Schering”) had informed Valeant Pharmaceutical International (the “Company”) of its intention to terminate its license to pradefovir and to return all pradefovir development and marketing rights to Metabasis Therapeutics, Inc. (“Metabasis”). On September 19, 2007, Schering, Metabasis and the Company’s wholly owned subsidiary, Valeant Pharmaceuticals North America (as successor in interest to Valeant Research & Development) (“Valeant”), entered into a termination agreement (the “Termination Agreement”) to terminate the Amended and Restated Development and License Agreement, dated as of December 12, 2006 between Metabasis and Schering (the “Metabasis-Schering License”) and the Development and License Agreement, dated as of December 13, 2006 between Valeant and Schering (the “Valeant-Schering License”, and together with the “Metabasis-Schering License, the “Pradefovir Agreements”). The Pradefovir Agreements, together with the Assignment and Assumption Agreement, dated as of December 13, 2006 among Valeant, Metabasis and Schering (the “Assignment Agreement”), had provided for certain milestone payments by Schering to Valeant upon achievement of certain development, regulatory and commercial milestones and certain royalty payments by Schering to Valeant and Metabasis based on sales in the event pradefovir was approved for sale.
     The termination of the Pradefovir Agreements becomes effective on September 26, 2007 (the “Effective Date”). As a result of the termination of the Pradefovir Agreements and pursuant to the terms of the Assignment and Assumption Agreement, Schering will return to Metabasis all development and marketing rights to pradefovir on the Effective Date. Certain provisions, including those related to indemnity and potential future rights to pradefovir, survive the termination of the Pradefovir Agreements.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

VALEANT PHARMACEUTICALS INTERNATIONAL
Date: September 21, 2007	By:	/s/ Eileen C. Pruette
Eileen C. Pruette
Executive Vice President, General Counsel